Exhibit 99.1

Destination XL Group, Inc. Reports Fiscal 2023 Fourth Quarter and

Full-Year Financial Results

Full-Year Sales of $521.8 million, Net Income of $27.9 million, $0.43 EPS,

Adjusted EBITDA of $55.9 million

CANTON, MA., March 21, 2024– Destination XL Group, Inc. (NASDAQ: DXLG), the largest integrated commerce specialty retailer of Big + Tall men’s clothing and shoes, today reported financial results for the fourth quarter and fiscal year 2023.

Fourth Quarter Highlights

•
Total sales for the 14-week fourth quarter were $137.1 million, down 4.7% from $143.9 million for the 13-week fourth quarter of fiscal 2022. Comparable sales for the fourth quarter decreased 10.1% as compared to the fourth quarter of fiscal 2022.
•
Net income for the fourth quarter was $5.2 million, or $0.08 per diluted share, as compared to net income of $8.3 million, or $0.13 per diluted share, for the fourth quarter of fiscal 2022. Results for the fourth quarter of fiscal 2023 included a pre-tax charge of $1.5 million, in connection with the termination of the frozen retirement plans.
•
Adjusted net income (a non-GAAP measure) for the fourth quarter was $0.10 per diluted share as compared to $0.12 per diluted share for the fourth quarter of fiscal 2022.
•
Adjusted EBITDA (a non-GAAP measure) was $11.7 million for the fourth quarter as compared to $14.2 million for the fourth quarter of fiscal 2022.

Fiscal 2023 Highlights

•
Total sales for the 53-weeks of fiscal 2023 were $521.8 million as compared to $545.8 million for the 52 weeks of fiscal 2022. Comparable sales decreased 4.6% as compared to fiscal 2022.
•
Net income was $27.9 million, or $0.43 per diluted share, as compared to $89.1 million, or $1.33 per diluted share, in fiscal 2022. Results for fiscal 2023 included a pre-tax charge of $5.7 million, in connection with the termination of the frozen retirement plans. Results for fiscal 2022 included an income tax benefit of $31.6 million related to the release of the valuation allowance against deferred taxes.
•
Adjusted net income (a non-GAAP measure) was $0.50 per diluted share for fiscal 2023 as compared to $0.63 per diluted share for fiscal 2022.
•
Adjusted EBITDA (a non-GAAP measure) was $55.9 million as compared to $73.8 million for fiscal 2022.

•
Cash flow from operations for fiscal 2023 was $49.6 million, as compared to $59.9 million for fiscal 2022. Free cash flow (a non-GAAP measure) was $32.2 million as compared to $50.3 million for fiscal 2022.
•
As of February 3, 2024, total cash and investments were $60.0 million as compared to $52.1 million at January 28, 2023, with no outstanding debt for either period.

Management Comments

"We are pleased to have delivered sales and adjusted EBITDA results for fiscal 2023 that were the second and third highest, respectively, in the history of our Company, reflecting an adjusted EBITDA margin that has more than doubled and a net sales increase of 10% since 2019. After two years of double-digit comp sales increases, a challenging apparel retail market in 2023 negatively impacted customer traffic to both our stores and website, contributing to our full-year comp sales decrease of 4.6%," said Harvey Kanter, President and Chief Executive Officer.

"Even with consumer headwinds, our team maintained an operational discipline that allowed us to deliver an adjusted EBITDA margin of 10.7% for the full year. The strength of our balance sheet, with $60 million of cash and investments, no debt, and a clean inventory position, allows us to pursue our strategic goals and implement our long-range plan to gain share in what we believe is a $23 billion total addressable market of big and tall men. I remain as optimistic for DXL today as I was when I joined the Company in mid-2019," Kanter continued.

“Fiscal 2024 will be defined by the launch of strategic growth initiatives in marketing, store expansion, the DXL digital experience, and collaborations. These initiatives are ambitious, and necessary, and will require us to make significant investments in our future. They will begin to come online in late Spring and will be a catalyst for sales growth for the balance of the year. We believe that we can invest in these growth initiatives while maintaining an acceptable level of profitability and free cash flow. And, over the next five years, we expect to grow our top line significantly and, with scale, return to double-digit adjusted EBITDA margins, finally unlocking the potential that exists in the men’s big and tall market,” Kanter concluded.

Our Future Growth Strategy

Our long-range plan is grounded in multiple initiatives designed to meaningfully accelerate the growth trajectory of DXL. There is a substantial opportunity to drive brand awareness, take a greater share of the addressable market, and grow our top line by focusing on the following four growth objectives:

Marketing & Brand Building: We have selected new creative and media agencies to develop, build, and execute a campaign that will drive an emotional connection to the DXL brand and drive brand awareness. We are planning a multi-channel campaign and are targeting an early summer multi-market test-launch. We are prepared to invest cautiously in this initiative, with total marketing costs increasing to approximately 7.0%-7.5% of sales in fiscal 2024. With favorable results, we plan to fund our marketing and brand building initiative at greater levels over time.

Store Development: While we have stores in every major metro market across the United States, there are geographic voids in certain markets where big + tall consumers are not being served by a DXL store. Our consumer research indicates that 44% of big + tall men reported they do not shop with DXL because a store is not near them, while 35% self-reported that they do not shop with us because a store location is not conveniently near them. This past year we opened three new DXL stores, our first store openings since fiscal 2019. We plan to open an additional eight stores in fiscal 2024, with 15 new stores per year in fiscal 2025 through 2027. We also converted 11 Casual Male stores to DXL this year and expect to convert another five by the end of fiscal 2024. All new store and conversion investments are subject to rigorous ROIC hurdles that are informed by our prior experience.

New Website Platform: We are upgrading our website from our legacy infrastructure to a new, modern commerce platform, with various features and functionality launching in the second half of fiscal 2024. We believe this upgrade will provide immediate performance improvements and customer experience benefits by eliminating friction points, optimizing search capability, and enhancing speed and response times. The new platform is engineered by a leading eCommerce technology provider and will position us to respond faster and more effectively to make changes in the future.

Alliances & Collaborations: This past year we launched a new collaboration with UNTUCKit and added two more iconic brands to our assortment with Faherty and Hugo Boss, with door expansions planned for all three in fiscal 2024. We believe our heritage of providing a world-class consumer shopping experience makes DXL an ideal partner for collaborations and alliances. We are in the final stages of an agreement with another retailer that will allow us to sell our product through a new retail distribution channel that is aligned with DXL’s leading retail consumer experience.

Fourth-Quarter and Fiscal 2023 Results

Fiscal 2023 included 53 weeks compared with 52 weeks in fiscal 2022. Accordingly, year-over-year comparisons of total sales for the fourth quarter and full year are affected by an extra week of sales in fiscal 2023. However, for comparable sales, the Company is reporting on a comparable week's basis (i.e. the 14 and 53 weeks ended February 3, 2024, compared with the 14 and 53 weeks ended February 4, 2023, respectively).

Sales

For the 14-week fourth quarter of fiscal 2023, total sales were $137.1 million as compared to $143.9 million for the 13-week fourth quarter of fiscal 2022. The decrease in total sales was primarily due to a 10.1% decrease in comparable sales, with stores down 9.4% and the direct business down 11.3%. This decrease was partially offset by sales for the 53rd week of $7.1 million. During the fourth quarter, we saw a further slowdown in store traffic, especially in January when we were up against a prior year comparable sales increase of 23.7%.

For fiscal 2023, total sales decreased 4.4% to $521.8 million from $545.8 million for fiscal 2022. Comparable sales decreased 4.6%, with stores down 4.5% and the direct business down 4.8%. During fiscal 2023, we saw a gradual slowdown in store traffic across all regions of the country as consumer spending continued to be negatively impacted by the economy and inflationary pressures. The decrease in comparable sales was partially offset by sales for the 53rd week of $7.1 million.

Gross Margin

For the fourth quarter of fiscal 2023, gross margin, inclusive of occupancy costs, was 47.0%, compared with a gross margin of 47.7% for the fourth quarter of fiscal 2022. The decrease of 70 basis points was due to an increase of 90 basis points in occupancy costs partially offset by an improvement of 20 basis points in merchandise margin. The merchandise margin improvement was primarily due to favorable freight and shipping costs and were partially offset by increased markdowns and raw material costs. The

90 basis point increase in occupancy costs was due to the deleveraging of sales and increased rents as a result of lease extensions.

For fiscal 2023, gross margin, inclusive of occupancy costs, was 48.4% as compared to 49.9% for fiscal 2022. The decrease of 150 basis points was due to a decrease in merchandise margins of 70 basis points and an 80 basis point increase in occupancy costs. The decrease in merchandise margin was due to cost pressures on certain private-label merchandise, increased direct-to-consumer shipping costs and costs related to our loyalty program. The 80 basis point increase in occupancy costs was due to a combination of the deleveraging of sales and increased rents as a result of lease extensions. For 2024, we expect our gross margin rate to experience some occupancy deleverage in the first half due to lower sales expectations and for the year we expect gross margin rates to be approximately 30 to 40-basis points lower than fiscal 2023.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2023 were 38.5% of sales, compared with 37.8% in the fourth quarter of fiscal 2022. For fiscal 2023, SG&A expenses were 37.7% of sales, compared with 36.4% for fiscal 2022.

On a dollar basis, SG&A expenses decreased by $1.5 million and $2.3 million for the fourth quarter and fiscal year, respectively. The decreases were primarily due to a decrease in marketing costs and a decrease in performance-based incentive accruals, partially offset by an increase in payroll-related costs from new positions added in the past year to support our long-range growth initiatives and costs for the 53rd week of approximately $2.7 million.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 21.3% of sales for fiscal 2023 as compared to 20.8% of sales for fiscal 2022. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 16.4% of sales for fiscal 2023 as compared to 15.6% of sales for fiscal 2022. Total marketing costs as a percentage of sales was 5.9% for fiscal 2023.

Loss from Termination of Retirement Plans

During fiscal 2023, we identified an opportunity to eliminate a variable liability by taking advantage of the high-interest rate environment and terminating the frozen pension plan and SERP. Through the purchase of nonparticipating annuities, we completed a final settlement of the SERP in the third quarter and a final settlement of the pension plan in the fourth quarter.

For the fourth quarter and fiscal year 2023, we recognized a charge of $1.5 million and $5.7 million, respectively, representing the recognition of the unrealized loss that was part of accumulated other comprehensive loss on the balance sheet.

Interest Income (Expense)

Interest income for the fourth quarter of fiscal 2023 was $0.7 million, as compared to interest income of $0.1 million for the fourth quarter of fiscal 2022. For fiscal 2023, interest income was $2.1 million as compared to interest expense of $0.3 million for fiscal 2022. We started investing excess cash in short-term, US government-backed investments in the fourth quarter of fiscal 2022, which has generated a net interest income position. Interest costs for both fiscal years were immaterial because we had no outstanding debt and no borrowings under our credit facility during any period.

Income Taxes

As a result of releasing substantially all of the valuation allowance against our deferred tax assets during fiscal 2022, we have returned to a normal tax provision for fiscal 2023. Our tax provision for income taxes for interim periods was determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any. Each quarter, we updated our estimate of the annual effective tax rate and made a year-to-date adjustment to the provision.

Accordingly, for the fourth quarter and fiscal year 2023, the Company’s effective tax rate was 28.6% and 27.4%, respectively. The effective tax rate for both periods included discrete tax expense related to the final settlement of the Company's retirement plans.

During fiscal 2022, we released substantially all of the valuation allowance against our deferred tax assets which resulted in a non-recurring tax benefit of $31.6 million, which was partially offset by a current income tax provision of $0.8 million primarily related to income tax in states with statutory limitations on the usage of NOLs.

At February 3, 2024, we had $43.5 million of federal net operating loss carryforwards, of which $39.9 million do not expire and approximately $3.6 million will expire in fiscal 2037. The utilization of our NOL carryforwards reduces our taxable income and, as a result, we have minimal cash taxes.

Net Income

Net income for the fourth quarter of fiscal 2023 was $5.2 million, or $0.08 per diluted share, as compared to net income for the fourth quarter of fiscal 2022 of $8.3 million, or $0.13 per diluted share.

Net income for fiscal 2023 was $27.9 million, or $0.43 per diluted share, as compared to a net income for fiscal 2022 of $89.1 million, or $1.33 per diluted share.

Net income for the fourth quarter and fiscal year 2023 included net income for the 53rd week, which was approximately $1.2 million, and also included a loss from the termination of retirement plans of $1.5 million and $5.7 million, respectively.

Net income for fiscal 2022 included the reversal of $31.6 million, or $0.47 per diluted share, of our deferred tax asset valuation allowance.

On a non-GAAP basis, assuming a normalized tax rate of 27% and adjusting for the loss on termination of the retirement plans and asset impairment (gain), if any, adjusted net income for the fourth quarter of fiscal year 2023 was $6.5 million, or $0.10 per diluted share, as compared to $7.8 million, or $0.12 per diluted share, for the fourth quarter of fiscal 2022. For fiscal year 2023, adjusted net income was $32.3 million, or $0.50 per diluted share, as compared to adjusted net income of $42.5 million, or $0.63 per diluted share for fiscal 2022.

Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization, adjusted for loss from the termination of retirement plans and impairment (gain) of assets, if any ("adjusted EBITDA"), a non-GAAP measure, for the fourth quarter of fiscal 2023 were $11.7 million as compared to $14.2 million for the fourth quarter of fiscal 2022. For fiscal 2023, adjusted EBITDA was $55.9 million, as compared to $73.8 million for fiscal 2022.

Cash Flow

Cash flow from operations for fiscal 2023 was $49.6 million as compared to $59.9 million for fiscal 2022. Capital expenditures for fiscal 2023 were $17.4 million, as compared to $9.6 million for fiscal 2022. Free cash flow, a non-GAAP measure, was $32.2 million as compared to $50.3 million in fiscal 2022.

The decrease in free cash flow was primarily due to lower earnings and an increase in capital spend, partially offset by a decrease in merchandise purchases as we continued to drive more productive inventory utilization.

(in millions)	Fiscal 2023	Fiscal 2022
Cash flow from operating activities (GAAP)	$49.6	$59.9
Capital expenditures	(17.4)	(9.6)
Free cash flow (non-GAAP)	$32.2	$50.3

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below for reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of February 3, 2024, we had cash and investments of $60.0 million, with no outstanding debt and excess availability under our credit facility of $69.8 million. This compares to a cash and investment balance of $52.1 million with no outstanding debt and excess availability of $78.4 million at January 28, 2023. The decrease in availability under our credit facility at February 3, 2024 was a result of the 12.9% decrease in inventory. As discussed below, during fiscal 2023, we used $24.5 million of our free cash flow to repurchase shares of our common stock.

Inventory at February 3, 2024 decreased 12.9% to $81.0 million, as compared to $93.0 million at January 28, 2023. Managing our inventory was a primary focus for us given the impact that inflation appears to have had on consumer discretionary spending for clothing. Based on the sales trends we started to see in March 2023, we began taking proactive measures to manage our inventory and adjust our receipt plan. At February 3, 2024 clearance inventory was 9.5%, as compared to 7.9% at January 28, 2023, due primarily to the lower inventory balance at the end of fiscal 2023. The clearance rate remains below our historical benchmark of approximately 10.0%. Since 2019, we have reduced our inventory by 21% and improved our inventory turnover rate by over 30%. Given the ongoing macro-economic concerns around consumer spending, managing our inventory will remain a primary focus for us in fiscal 2024.

Stock Repurchase Program

In March 2023, our Board of Directors approved a stock repurchase program. Under the stock repurchase program, we were initially authorized to repurchase up to $15.0 million of our common stock through open market and privately negotiated transactions. On November 15, 2023, our Board increased the authorization from $15.0 million to $25.0 million.

During fiscal 2023, we repurchased 5.4 million shares at a total cost, including fees, of $24.5 million. Shares of repurchased common stock are held as treasury stock. Subsequent to the end of fiscal 2023, we completed the stock repurchase program.

Store Information

The following is a summary of our retail square footage for the past three years:

	Year End 2023		Year End 2022		Year End 2021
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	232	1,725	218	1,663	220	1,678
DXL outlets	15	76	16	80	16	80
CMXL retail	17	55	28	92	35	115
CMXL outlets	19	57	19	57	19	57

Total	283	1,913	281	1,892	290	1,930

During fiscal 2023, we opened three new stores located in Queens, New York, Cincinnati, Ohio and Pasadena, California. We also completed the conversion of 11 Casual Male stores to the DXL store format and completed the remodel of one existing DXL store and closed one DXL outlet.

Over the next three to five years, we believe we could potentially open approximately 50 net new DXL stores across the country, which could average 6,000 square feet or 300,000 sq. ft. in total, a 15% increase over our current square footage. For fiscal 2024, our plan is to open 8 new stores, convert 5 of our remaining Casual Male XL stores to DXL stores and remodel 5 of our existing DXL stores. We expect our capital expenditures to range from $22.0 million to $25.0 million in fiscal 2024.

Digital Commerce Sales

We distribute our national brands and own brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For fiscal 2023, our direct sales were $163.1 million, or 31.3% of retail segment sales, as compared to $169.8 million, or 31.1% of retail segment sales in fiscal 2022.

Financial Outlook

We plan to invest in our brand, stores and digital business in fiscal 2024, which will include increased marketing investments, as we look to accelerate our growth trajectory. Further, we believe that improvement in consumer discretionary spending will continue to be slow to recover given the current economic landscape caused by the past two years of elevated inflation and uncertainty over the upcoming presidential and congressional elections. We have built our plans around maintaining a minimum acceptable level of profitability, which we are setting at 7.0% adjusted EBITDA margin. As such, our guidance for fiscal 2024 assumes a mid-to-high single digit decrease in comparable sales through the first half of fiscal 2024, with improvement to a low to mid-single digit increase in comparable sales in the second half, resulting in a range for comparable sales of (4.4)%-1.4% for the full year. Our guidance for fiscal 2024, based on a 52-week year is as follows:

•
Sales of $500.0 - $530.0 million
•
Net income of approximately $17.0 million (assuming sales mid-point)
•
Adjusted EBITDA of approximately $36.0 million (assuming sales mid-point)

Conference Call

The Company will hold a conference call to review its financial results on Thursday, March 21, 2023, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register.vevent.com/register/BI9d8547dc783d4a1a977f7e260da59481. Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/t8pdmwvh. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, adjusted EBITDA margin, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income, net income per diluted share or cash flow from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted net income and adjusted net income per diluted share is calculated by excluding any asset impairment charge (gain) and the loss from the termination of the retirement plans, subtracting the actual income tax provision (benefit) and applying an effective tax rate of 27%. The Company believes that this comparability is useful in comparing the actual results period to period. Adjusted net income per diluted share is then calculated by dividing the adjusted net income by the weighted average shares outstanding for the respective period, on a diluted basis.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for the loss from the termination of the retirement plans and asset impairment charge (gain), if any. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements that are preceded by, followed by or include words such as “believe,” “will,” “expect,” “may,” “plan,” “outlook,” or similar expressions. This press release and the conference call contain forward-looking statements regarding our outlook for fiscal 2024, including expected sales, net income, gross margin and adjusted EBITDA margin; marketing costs for fiscal 2024; expected capital expenditures in fiscal 2024; expected store openings and store conversions in fiscal 2024; our long-range strategic growth initiatives and our ability to achieve accelerated growth to increase market share in the future; our expected profitability and EBITDA margins; the size of the addressable big + tall market; our ability to achieve double-digit EBITDA margin within three years; the expected impact of our strategic growth initiatives, including with respect to raising brand awareness, store development and future alliances and collaborations; our ability to manage inventory; expected expansions of existing collaborations in 2024; expected completion of our website upgrade in 2024; and expected changes in our store portfolio and long-term plans for new or relocated stores. The discussion of forward-looking information requires the Company's management to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 16, 2023, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to: changes in consumer spending in response to economic factors; the impact of rising inflation; the Israel-Hamas conflict and the ongoing Russian invasion of Ukraine on the global economy; potential labor shortages; and the Company’s ability to execute on its digital and store strategies, ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	For the three months ended		For the fiscal year ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Sales	$137,142	$143,878	$521,815	$545,838
Cost of goods sold, including occupancy	72,626	75,280	269,393	273,240
Gross profit	64,516	68,598	252,422	272,598

Expenses:
Selling, general and administrative	52,840	54,349	196,529	198,790
Impairment (gain) of assets	116	239	116	(159)
Depreciation and amortization	3,495	3,633	13,833	15,381
Total expenses	56,451	58,221	210,478	214,012

Operating income	8,065	10,377	41,944	58,586

Loss from termination of retirement plans	(1,459)	—	(5,690)	—
Interest income (expense), net	729	99	2,137	(251)

Income before provision for income taxes	7,335	10,476	38,391	58,335

Provision (benefit) for income taxes	2,101	2,156	10,537	(30,788)

Net income	$5,234	$8,320	$27,854	$89,123

Net income per share - basic	$0.09	$0.13	$0.46	$1.42
Net income per share - diluted	$0.08	$0.13	$0.43	$1.33

Weighted-average number of common shares outstanding:
Basic	59,361	62,517	61,018	62,825
Diluted	62,498	66,281	64,305	66,890

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
February 3, 2024 and January 28, 2023
(In thousands)
Unaudited

	February 3,	January 28,
	2024	2023

ASSETS

Cash and cash equivalents	$27,590	$52,074
Short-term investments	32,459	—
Inventories	80,968	93,004
Other current assets	12,228	8,934
Property and equipment, net	43,238	39,062
Operating lease right-of-use assets	138,118	124,356
Deferred income taxes, net of valuation allowance	21,533	31,455
Intangible assets	1,150	1,150
Other assets	457	563
Total assets	$357,741	$350,598

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$17,353	$27,548
Accrued expenses and other liabilities	36,898	41,581
Operating leases	154,537	144,241
Stockholders' equity	148,953	137,228
Total liabilities and stockholders' equity	$357,741	$350,598

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(Unaudited)

	For the three months ended		For the fiscal year ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
(in millions, except margin percentages)

Net income, on a GAAP basis	$5.2	$8.3	$27.9	$89.1
Add back:
Impairment (gain) of assets	0.1	0.2	0.1	(0.2)
Loss from termination of retirement plans	1.5	—	5.7	—
Depreciation and amortization	3.5	3.6	13.8	15.4
Interest (income) expense	(0.7)	(0.1)	(2.1)	0.3
Provision (benefit) for income taxes	2.1	2.2	10.5	(30.8)
Adjusted EBITDA (non-GAAP)	$11.7	$14.2	$55.9	$73.8

Sales	$137.1	$143.9	$521.8	$545.8
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	8.5%	9.9%	10.7%	13.5%

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE

(Unaudited)

	For the three months ended				For the fiscal year ended
	February 3, 2024		January 28, 2023		February 3, 2024		January 28, 2023
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in millions, except per share data)
Net income	$5.2	$0.08	$8.3	$0.13	$27.9	$0.43	$89.1	$1.33

Adjust for impairment (gain) of assets	0.1		0.2		0.1		(0.2)
Add back loss on termination of retirement plans	1.5		—		5.7		—
Add back actual income tax provision (benefit)	2.1		2.2		10.5		(30.8)
Add income tax provision, assuming a normal tax rate of 27%	(2.4)		(2.9)		(11.9)		(15.7)
Adjusted net income	$6.5	$0.10	$7.8	$0.12	$32.3	$0.50	$42.5	$0.63

Weighted average number of common shares outstanding on a diluted basis		62.5		66.3		64.3		66.9

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(Unaudited)

	For the fiscal year ended
(in millions)	February 3, 2024	January 28, 2023
Cash flow from operating activities (GAAP basis)	$49.6	$59.9
Capital expenditures	(17.4)	(9.6)
Free cash flow (non-GAAP)	$32.2	$50.3

FISCAL 2024 FORECAST GAAP TO NON-GAAP ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

(Unaudited)

	Projected
	Fiscal 2024
(in millions, except per share data and percentages)		per diluted share
Sales at mid-point (52-week basis)	$515.0
Net income (GAAP basis)	17.0	$0.27
Add back:
Provision for income taxes	6.3
Interest income, net	(2.5)
Depreciation and amortization	15.2
Adjusted EBITDA (non-GAAP basis)	$36.0
Adjusted EBITDA margin as a percentage of sales (non-GAAP basis)	7.0%

Weighted average common shares outstanding - diluted	62.5